EXHIBIT 99.1

Portland, Oregon

December 6, 2007

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER ENDED
OCTOBER 31, 2007

Cascade Corporation (NYSE: CAE) today reported its financial results for the third quarter ended October 31, 2007.

Overview

•                  Net sales of $143.1 million for the third quarter of fiscal 2008 were 17% higher than net sales of $122.8 million for the prior year third quarter.

•                  Net income of $12.4 million ($1.00 per diluted share) for the third quarter of fiscal 2008 was 1% higher than net income of $12.3 million ($0.94 per diluted share) for the third quarter of fiscal 2007.

Third Quarter Fiscal 2008 Summary

•                  Summary financial results are outlined below (in thousands, except earnings per share):

Quarter ended October 31,	2007	2006	% Change
Net sales	$143,143	$122,809	17%
Gross profit	44,041	39,453	12%
Gross profit %	31%	32%
SG&A	22,656	19,830	14%
Operating income	20,627	19,210	7%
Interest expense (income), net	792	(81)
Other expense (income), net	746	(119)
Income before taxes	19,089	19,410	(2)%
Provision for income taxes	6,669	7,127	(6)%
Effective tax rate	35%	37%
Net income	$12,420	$12,283	1%
Diluted earnings per share	$1.00	$0.94	6%

•                  Excluding our acquisitions and the impact of foreign currency changes, consolidated net sales increased 9% during the third quarter of fiscal 2008.  This increase was primarily the result of higher levels of business activity in Europe, Asia Pacific and China.  Details of the net sales increase  over the prior year third quarter follow (in millions):

Revenue growth (including acquisitons)	$15.1	13%
Foreign currency changes	5.2	4%
Total	$20.3	17%

•                  The majority of the increase in SG&A was attributable to changes in foreign currencies, additional costs because of acquisitions in the fourth quarter of fiscal 2007 and the second quarter of fiscal 2008, higher selling and personnel costs and costs to support our expanded operations in China.

•                  The effective tax rate decreased 2% in the third quarter of fiscal 2008 from 37% in the prior year.  The decrease is primarily related to lower state taxes and changes in income between jurisdictions with differing tax rates.  These decreases were partially offset by additional valuation allowances from pre-tax losses in Europe.

Market Conditions

•                  Percentage changes in lift truck industry shipments, by region, as compared to the prior year are outlined below.  Although lift truck unit shipments are an indicator of the general health of the industry, they do not necessarily correlate directly with the demand for our products.

Third Quarter*
North America	(13)%
Europe	20%
Asia Pacific	13%
China	20%

*Represents calendar year data

•                  The lift truck market outlook is for shipments to follow current trends through the remainder of the year.

North America Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended October 31,	2007	2006	% Change
Net sales	$73,757	$68,287	8%
Transfers between areas	8,940	6,600	35%
Net sales and transfers	82,697	74,887	10%
Gross profit	28,393	27,334	4%
Gross profit %	34%	36%
SG&A	12,676	11,170	13%
Loss on disposition of assets, net	10	10
Amortization	599	89
Operating income	15,108	16,065	(6)%

•                  Excluding sales related to our acquisitions and currency changes, North America’s net sales were flat.  Details of the increase over the prior year quarter follow (in millions):

Revenue growth (including acquisitions)	$4.8	7%
Foreign currency changes	0.7	1%
Total	$5.5	8%

•                  The gross profit percentage of 34% was 2% lower than the prior year third quarter due to higher material costs and changes in product mix.

•                  The increase in selling and administrative and amortization costs was due to our recent acquisitions and higher personnel and consulting costs during fiscal 2008.

Europe Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended October 31,	2007	2006	% Change
Net sales	$43,408	$34,368	26%
Transfers between areas	434	213	103%
Net sales and transfers	43,842	34,581	27%
Gross profit	6,891	5,622	23%
Gross profit %	16%	16%
SG&A	6,738	5,754	17%
Loss on disposition of assets, net	—	28
Amortization	165	235	(30)%
Operating loss	(12)	(395)	97%

•                  Details of the net sales increase over the prior year quarter follow (in millions):

Revenue growth	$5.7	17%
Foreign currency changes	3.3	9%
Total	$9.0	26%

•                  The increase in sales in Europe can be primarily attributed to a strong European lift truck market.

•                  The gross profit percentage in Europe was consistent compared to the prior year.  The benefits of fixed cost absorption due to higher sales and production levels were offset by increases in material costs and higher freight and personnel expenses.

•                  Excluding the impact of currency changes, selling and administrative expenses increased 7% in Europe due to higher personnel and selling costs associated with increased sales volumes.

Asia Pacific Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended October 31,	2007	2006	% Change
Net sales	$15,460	$12,551	23%
Transfers between areas	27	35	(22)%
Net sales and transfers	15,487	12,586	23%
Gross profit	3,966	3,139	26%
Gross profit %	26%	25%
SG&A	2,186	2,147	2%
Gain on disposition of assets, net	(18)	(2)
Amortization	—	19
Operating income	1,798	975	84%

•                  All locations throughout the Asia Pacific region contributed to the sales increase.  Details of the net sales increase over the prior year quarter follow (in millions):

Revenue growth	$2.1	17%
Foreign currency changes	0.8	6%
Total	$2.9	23%

•                  The gross profit percentage in Asia Pacific increased 1% due to sourcing of lower cost products from China.

•                  Selling and administrative costs decreased 5% in the current year, excluding the impact of currency changes, due to personnel and general cost decreases in the current year.

China Summary

•                  Summary financial results are outlined below (in thousands):

Quarter ended October 31,	2007	2006	% Change
Net sales	$10,518	$7,603	38%
Transfers between areas	5,258	2,175	142%
Net sales and transfers	15,776	9,778	61%
Gross profit	4,791	3,358	43%
Gross profit %	30%	34%
SG&A	1,056	759	39%
Loss on disposition of assets, net	2	9
Amortization	—	25
Operating income	3,733	2,565	46%

•                  The net sales increase in China is due to a very strong Chinese lift truck market and our recent expansion plan in China which enabled us to produce a larger volume of products.  Details of the increase over the prior year third quarter follow (in millions):

Revenue growth	$2.5	33%
Foreign currency changes	0.4	5%
Total	$2.9	38%

•                  Gross margin percentages in China decreased to 30% from 34% in the prior year.  This decrease is primarily the result of increased intercompany sales, changes in product mix and higher material costs.

•                  Selling and administrative costs increased 33% excluding currency changes.  This increase is due to additional costs to support our expanded Chinese operations.

Other Matters:

•                  On September 5, 2006, our Board of Directors authorized a share repurchase program of up to $80 million over a two-year period.  We completed this share repurchase program in October 2007.  During the program, we purchased a total of 1,448,000 shares of stock at an average price per share of $55.24.

•                  On September 20, 2007, our Board of Directors authorized a new share repurchase program of up to $50 million over a two-year period.  Repurchases will be made based on market conditions, relevant securities laws and other factors.  During the third quarter of fiscal 2008 we did not repurchase any shares of common stock under this new program.  As of December 4, 2007, we had repurchased 303,000 shares for $18.0 million.

•                  On November 26, 2007, our Board of Directors declared a quarterly dividend of $0.18 per share, payable on January 9, 2008 to shareholders of record as of December 26, 2007.

•                  During the first quarter of fiscal 2008, we settled an insurance litigation matter for $16 million.  This recovery, net of tax, increased our nine month diluted earnings per share by $0.80.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf.  These include among others, factors related to general economic conditions, interest rates, demand for materials handling products and construction equipment, performance of our manufacturing facilities and the cyclical nature of the materials handling and construction equipment industries.  Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Thursday, December 6, 2007 at 2:00 pm PST.  Richard S. Anderson, Chief Financial Officer will host the call.  The conference call can be accessed in the U.S. and Canada by dialing (800) 218-8862, International callers can access the call by dialing (303) 262-2131.  Participants are encouraged to dial-in 15 minutes prior to the beginning of the call.  A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11102140#, or internationally, by dialing (303) 590-3000 and entering passcode 11102140#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com.  Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited — in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	October 31		October 31
	2007	2006	2007	2006
Net sales	$143,143	$122,809	$421,826	$359,959
Cost of goods sold	99,102	83,356	289,270	245,464
Gross profit	44,041	39,453	132,556	114,495

Selling and administrative expenses	22,656	19,830	65,842	59,579
Loss (gain) on disposition of assets, net	(6)	45	(1,178)	(572)
Amortization	764	368	2,406	975
Insurance litigation recovery, net	—	—	(15,977)	—

Operating income	20,627	19,210	81,463	54,513
Interest expense	961	499	2,878	1,524
Interest income	(169)	(580)	(551)	(1,462)
Other expense (income), net	746	(119)	1,048	(440)

Income before provision for income taxes	19,089	19,410	78,088	54,891
Provision for income taxes	6,669	7,127	26,728	19,651

Net income	$12,420	$12,283	$51,360	$35,240

Basic earnings per share	$1.04	$0.97	$4.30	$2.80
Diluted earnings per share	$1.00	$0.94	$4.11	$2.69

Basic weighted average shares outstanding	11,965	12,604	11,954	12,572
Diluted weighted average shares outstanding	12,391	13,050	12,487	13,088

CASCADE CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited — in thousands, except per share amounts)

	October 31	January 31
	2007	2007

ASSETS
Current assets:
Cash and cash equivalents	$23,019	$36,593
Accounts receivable, less allowance for doubtful accounts of $1,569 and $1,515	96,666	74,992
Inventories	81,242	58,280
Deferred income taxes	3,592	4,481
Prepaid expenses and other	9,192	8,609
Total current assets	213,711	182,955
Property, plant and equipment, net	92,578	84,151
Goodwill	123,733	99,498
Deferred income taxes	7,931	11,817
Intangible assets, net	21,285	17,026
Other assets	1,738	1,985
Total assets	$460,976	$397,432

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$4,958	$4,546
Current portion of long-term debt	12,500	12,573
Accounts payable	37,390	26,008
Accrued payroll and payroll taxes	10,377	9,391
Other accrued expenses	14,087	17,307
Total current liabilities	79,312	69,825
Long-term debt, net of current portion	45,000	34,000
Accrued environmental expenses	5,067	5,838
Deferred income taxes	5,369	2,798
Employee benefit obligations	9,958	9,719
Other liabilities	2,897	3,616
Total liabilities	147,603	125,796

Commitments and contingencies

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 11,803 and 12,070 shares issued and outstanding	5,901	6,035
Retained earnings	267,764	253,307
Accumulated other comprehensive income	39,708	12,294
Total shareholders’ equity	313,373	271,636
Total liabilities and shareholders’ equity	$460,976	$397,432

CASCADE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited — in thousands)

	Nine Months Ended
	October 31
	2007	2006
Cash flows from operating activities:
Net income	$51,360	$35,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,711	11,251
Share-based compensation	3,229	2,958
Deferred income taxes	1,917	(1,853)
Gain on disposition of assets	(1,178)	(572)
Changes in operating assets and liabilities:
Accounts receivable	(13,552)	(12,130)
Inventories	(16,379)	3,729
Prepaid expenses and other	(873)	(443)
Accounts payable and accrued expenses	6,791	(1,522)
Income taxes payable and receivable	594	(1,090)
Other assets and liabilities	(1,054)	(55)
Net cash provided by operating activities	43,566	35,513

Cash flows from investing activities:
Capital expenditures	(14,262)	(11,890)
Proceeds from disposition of assets	2,638	1,669
Business acquisitions	(11,529)	—
Sales of marketable securities	—	20,800
Purchases of marketable securities	—	(13,600)
Net cash used in investing activities	(23,153)	(3,021)

Cash flows from financing activities:
Cash dividends paid	(6,194)	(5,654)
Payments on long-term debt	(82,642)	(89)
Proceeds from long-term debt	93,200	—
Notes payable to banks, net	(624)	(3,747)
Common stock issued under share-based compensation plans	3,844	1,764
Common stock repurchased	(43,463)	(12,808)
Excess tax benefit from exercise of share-based compensation awards	3,268	1,054
Net cash used in financing activities	(32,611)	(19,480)

Effect of exchange rate changes	(1,376)	(247)

Change in cash and cash equivalents	(13,574)	12,765
Cash and cash equivalents at beginning of period	36,593	35,493
Cash and cash equivalents at end of period	$23,019	$48,258